        UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): March 17, 2010

CARDIMA, INC.

(Exact name of registrant as specified in charter)

Delaware	000-22419	94-3177883
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

47266 Benicia Street, Fremont, California, 94538
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (510) 354-0300

Copies to:

Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On March 17, 2010, at a special meeting of stockholders of Cardima, Inc. (the “Company”), the Company’s stockholders approved (i) an amendment to the Company’s certificate of incorporation to effect a reverse split of the Company’s common stock, at a ratio not less than five-for-one and not greater than twelve-for-one, with the exact ratio to be set within such range in the discretion of the Board of Directors, without further approval or authorization of the Company’s shareholders, provided that the Board of Directors determines to effect the reverse split and such amendment is filed with the Delaware Secretary of State no later than June 30, 2010 (the “Reverse Split”), and (ii) an amended and restated certificate of incorporation, to remove a provision which eliminates the right of the Company’s stockholders to act by written consent without a meeting (the “Amended and Restated Certificate”).

As of the record date for the meeting of February 22, 2010, 143,971,034 shares of common stock and 5,000,000 shares of Series A Preferred Stock, which votes together as one class with the common stock, were outstanding, with each share of Series A Preferred Stock entitled to 28 votes, and each share of common stock being entitled to one vote on all matters properly before the meeting. Thus, as of the record date, the holders of the common stock and Series A Preferred Stock were entitled to a total of 283,971,034 votes, of which (i) 273,833,709 votes (equal to 96.4% of the total possible votes) were cast in favor of the Reverse Split, 358,857 votes were cast against the Reverse Split, and 357,933 votes were withhold or abstained for the Reverse Split, and (ii) 273,912,026 votes (equal to 96.5% of the total possible votes) were cast in favor of the Amended and Restated Certificate, 291,900 votes were cast against the Amended and Restated Certificate, and 346,570 votes were withhold or abstained for the Amended and Restated Certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIMA, INC.

Date: March 19, 2010	By:	/s/Robert Cheney
Name: Robert Cheney
Chief Executive Officer